UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to [dagger]240.14a-12

                                HEICO CORPORATION
                               -------------------
                (Name of Registrant as Specified In Its Charter)
   ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[x] No fee required.

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       (1)  Title of each class of securities to which transaction applies:

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            pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:

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

                                HEICO CORPORATION
                   3000 Taft Street, Hollywood, Florida 33021
                                -----------------
                    Notice of Annual Meeting of Shareholders
                            To Be Held March 27, 2009
                               Conrad Miami Hotel
                              Espirito Santo Plaza
                              1395 Brickell Avenue
                              Miami, Florida 33131

       The Annual Meeting of Shareholders of HEICO Corporation, a Florida corporation, will be held on Friday, March 27, 2009 at 10:00 a.m., Eastern Daylight Time, at the Conrad Miami Hotel, Espirito Santo Plaza, 1395 Brickell Avenue, Miami, Florida 33131 for the following purposes:

       1.   To elect a Board of Directors for the ensuing year;

       2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2009; and

       3. To transact such other business as may properly come before the meeting or any adjournments thereof.

       Only holders of record of HEICO Corporation Common Stock and Class A Common Stock as of the close of business on January 23, 2009 will be entitled to vote at the Meeting.

       You are requested, regardless of the number of shares owned, to sign and date the enclosed proxy and to mail it promptly, or to use the telephone or Internet voting systems set forth in the proxy. You may revoke your proxy either by a written notice to HEICO or in person at the meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                           Laurans A. Mendelson
                                           Chairman of the Board,
                                           President and Chief Executive Officer
                                           February 17, 2009

                                HEICO CORPORATION
                   3000 Taft Street, Hollywood, Florida 33021
                                -----------------

                                 PROXY STATEMENT
                                 ---------------

       This Proxy Statement is furnished to the shareholders of HEICO Corporation ("HEICO" or "Company") in connection with the solicitation of proxies by HEICO's Board of Directors for use at the Annual Meeting of Shareholders of HEICO (the "Annual Meeting") to be held at the Conrad Miami Hotel, Espirito Santo Plaza, 1395 Brickell Avenue, Miami, Florida 33131 on Friday, March 27, 2009 at 10:00 a.m. Eastern Daylight Time. This Proxy Statement is first being mailed to shareholders on or about February 23, 2009.

       At the Annual Meeting, the shareholders will be asked to elect a Board of Directors ("Board"); to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2009; and to vote on any other business which properly comes before the meeting or any adjournments thereof.

       The Board of Directors of HEICO urges you to promptly date, sign and mail your proxy, or to use the telephone or Internet voting systems set forth in the proxy, in the form enclosed with this Proxy Statement, to make certain that your shares are voted at the meeting. Proxies in the enclosed or other acceptable form that are received in time for the meeting will be voted. However, you may revoke your proxy at any time prior to its use by a revocation in writing to the Corporate Secretary at the Company's headquarters or a later dated proxy that is received in sufficient time by HEICO prior to the Annual Meeting; and, if you attend the meeting, you may vote your shares in person.

       If your proxy is received in time for the meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

       We will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail, and our directors, officers and regular employees may solicit proxies personally or by telephone, telegram or special letter. Our directors, officers and regular employees will receive no compensation in connection with the solicitation of proxies. We will also employ D. F. King & Co., 48 Wall Street, New York, New York 10005, to assist in soliciting proxies for a fee of $7,500 plus related out-of-pocket expenses.

       Only holders of record of HEICO Common Stock, $0.01 par value per share ("Common Stock"), and Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), as of the close of business on January 23, 2009 will be entitled to vote at the meeting. On that date, there were outstanding 10,572,641 shares of Common Stock, each entitled to one vote, and 15,845,766 shares of Class A Common Stock, each entitled to 1/10th vote per share.

Voting Requirements

       The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of all classes of HEICO's common stock entitled to vote shall constitute a quorum at the Annual Meeting. If a quorum is present, the affirmative vote of a majority of the voting power of the shares of all classes of HEICO's common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the subject matter at the Annual Meeting shall be required to elect members of the Board of Directors and to ratify the appointment of Deloitte & Touche LLP.

       A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter ("non-voted shares"). This could occur, for example, when a broker is not permitted to vote shares held in "street name" on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will be counted for purposes of determining the presence of a quorum but will not be counted as shares present and entitled to vote on such matter for purposes of voting, and therefore, will have no effect on matters brought to a vote at the Annual Meeting. Shares voted to abstain as to a particular matter and directions to "withhold authority" to vote for directors, will be counted for purposes of determining the presence of a quorum and will be counted as present and entitled to vote with respect to such matter for purposes of voting, and therefore, will have the effect of votes against the matters brought to a vote at the Annual Meeting.

       Under the terms of the HEICO Savings and Investment Plan ("Plan"), all shares allocated to the accounts of participating employees will be voted or not voted by the trustee of the Plan as directed by written instructions from the participating employees, and allocated shares for which no instructions are received and all unallocated shares will be voted by the trustee of the Plan in the same proportion as the shares for which instructions are received. Voting instruction cards are being mailed to all participants in the Plan. If a participant also owns shares outside the Plan, the participant must return both the proxy card and the voting instruction card as indicated on those cards in order to cause all of their shares to be voted in accordance with their instructions. To be assured that the trustee will receive voting instruction cards on a timely basis, voting instruction cards for shares in the Plan must be duly signed and received no later than March 20, 2009. The total number of shares in the Plan as of the record date represents approximately 6.7% of the voting power of all classes of common stock outstanding as of the record date and entitled to vote at the Annual Meeting.

Internet Availability of Proxy Materials and Annual Report

       This Proxy Statement and our 2008 Annual Report are also available on our web site at www.heico.com under the heading "Investor Relations." Our web site does not constitute a part of the Proxy Statement.

           VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

       The following table sets forth information regarding the beneficial ownership of HEICO Common Stock and Class A Common Stock as of January 23, 2009 by (i) each person who is known to us to be the beneficial owner of more than 5% of the outstanding Common Stock or Class A Common Stock; (ii) the Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers; (iii) each of the members of the Board of Directors; and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as being beneficially owned by them.

                                                                                       Shares Beneficially Owned(2)
                                                                                  -----------------------------------------
                                                                                                             Class A
                                                                                    Common Stock           Common Stock
                                                                                  ------------------    -------------------
Name and Address of Beneficial Owner(1)                                             Number   Percent      Number    Percent
----------------------------------------                                            ------   -------      ------    -------
(a) Certain beneficial owners:
Mendelson Reporting Group(3) .................................................... 1,925,782   17.19%      397,485     2.49%
Dr. Herbert A. Wertheim(4) ...................................................... 1,136,176   10.75%    1,132,196     7.15%
Royce & Associates, LLC(5) ......................................................   859,300    8.13%    1,487,377     9.39%
FMR LLC(6) ......................................................................        --       --    1,311,704     8.28%
Barclays Global Reporting Group(7)...............................................   751,557    7.11%           --        --
Baron Reporting Group(8) ........................................................        --       --    1,068,328     6.74%
Columbia Wanger Asset Management, L.P.(9) .......................................        --       --      867,000     5.47%
Rene Plessner Reporting Group(10)  ..............................................   540,497    5.11%           --        --
T. Rowe Price Associates, Inc.(11)  .............................................        --       --      795,100     5.02%

(b) Directors:
Samuel L. Higginbottom ..........................................................        --       --        2,830         *
Mark H. Hildebrandt .............................................................        --       --           --        --
Wolfgang Mayrhuber(12) ..........................................................    31,313        *       14,333         *
Eric A. Mendelson(13)  ..........................................................   445,535    4.09%      179,631     1.13%
Laurans A. Mendelson(14) ........................................................ 1,049,191    9.92%      149,135         *
Victor H. Mendelson(15) .........................................................   431,056    3.96%      198,137     1.25%
Albert Morrison, Jr.(16) ........................................................    19,864        *       16,274         *
Dr. Alan Schriesheim(17) ........................................................    90,742        *       97,995         *
Frank J. Schwitter...............................................................        --       --        1,077         *

(c) Executive officers listed in Summary Compensation Table
      who are not directors:
Thomas S. Irwin(18) .............................................................   332,569    3.09%       71,086         *
William S. Harlow(19)  ..........................................................       385        *        2,031         *
All directors and executive officers as a group (11 persons)(20)  ............... 2,400,655   20.83%      603,111     3.75%
All directors, executive officers, the HEICO Savings and
   Investment Plan and the Mendelson Reporting Group as a
   group(21)..................................................................... 3,052,392   26.49%    1,199,443     7.45%

-----------------------

*   Represents ownership of less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner identified is c/o HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

(2) The number of shares of Common Stock and Class A Common Stock deemed outstanding as of January 23, 2009 includes (i) 10,572,641 shares of Common Stock; (ii) 15,845,766 shares of Class A Common Stock; and (iii) shares issuable upon exercise of stock options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after January 23, 2009 as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options and stock options that become exercisable within 60 days are deemed to be outstanding and beneficially owned by the person or group for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3) The Mendelson Reporting Group consists of Laurans A. Mendelson; Eric A. Mendelson; Victor H. Mendelson; Mendelson International Corporation, a corporation whose stock is owned solely by Eric and Victor Mendelson and whose Chairman of the Board is Laurans A. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene Mendelson, the wife of Laurans A. Mendelson; LAM Alpha Limited Partners, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson; EAM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Eric
     A. Mendelson; VHM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Victor H. Mendelson; and the Victor H. Mendelson Revocable Investment Trust, whose grantor, sole presently vested beneficiary and trustee is Victor H. Mendelson. Includes 633,000 shares of Common Stock and 115,968 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2009. See Notes (13), (14) and (15) below. The address of the Mendelson Reporting Group is 825 Brickell Bay Drive, 16th Floor, Miami, Florida 33131.

(4) The address of Dr. Wertheim is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5) Based on information in a Schedule 13G/A filed on January 26, 2009, all shares are held in portfolios of certain mutual funds and/or institutional accounts managed by Royce & Associates, LLC, a registered investment advisor. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(6) Based on information in a Schedule 13G/A filed on February 17, 2009, all shares are beneficially owned by FMR LLC, the parent holding company of Fidelity Management & Research Company, a registered investment advisor. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(7) Based on information in a Schedule 13G filed on February 5, 2009, reflects 253,885 shares of Common Stock held by Barclays Global Investors, NA, a bank and 497,672 shares of Common Stock held by Barclays Global Fund Advisors, a registered investment advisor (collectively, "Barclays Global Reporting Group"). The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105.

(8) Based on information in a Schedule 13G/A filed on February 12, 2009, all shares are beneficially owned by Baron Capital Group, Inc. ("BCG") and Ronald Baron, parent holding companies; BAMCO, Inc., a registered investment advisor; and Baron Small Cap Fund, a registered investment company (collectively, "Baron Reporting Group"). BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc. and its affiliates. The address of Baron Reporting Group is 767 Fifth Avenue, New York, New York 10153.

(9) Based on information in a Schedule 13G filed on February 5, 2009, all shares are beneficially owned by Columbia Wanger Asset Management, L.P., an investment advisor. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(10) Based on information in a Schedule 13D dated February 24, 2002 filed by Mr. Plessner individually and as sole Trustee for the Rene Plessner Associates, Inc. Profit Sharing Plan. Reflects 107,127 shares of Common Stock held by Mr. Plessner and 433,370 shares of Common Stock held by the Rene Plessner Associates, Inc. Profit Sharing Plan, an employee profit sharing plan of Rene Plessner Associates, Inc., an executive search company. The address of Rene Plessner Reporting Group is 200 East 74th Street, Penthouse A, New York, New York 10021.

(11) Based on information in a Schedule 13G filed on February 10, 2009, all shares are beneficially owned by T. Rowe Price Associates, Inc., a registered investment advisor. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(12) Includes 30,000 shares of Common Stock and 7,620 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2009.

(13) Includes 64,709 shares of Class A Common Stock held by Mendelson International Corporation; 82,360 shares of Common Stock held by EAM Management Limited Partners; 316,500 shares of Common Stock and 57,984 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2009; 20,693 shares of Common Stock and 19,362 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Eric A. Mendelson's account; and 950 shares of Common Stock and 1,094 shares of Class A Common Stock owned by Eric A. Mendelson's children. See Note (3) above.

(14) Laurans A. Mendelson disclaims beneficial ownership with respect to 64,709 shares of Class A Common Stock, which are held in the name of Mendelson International Corporation and 45,441 shares of Common Stock and 13,175 shares of Class A Common Stock, which were donated to and are presently held by the Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President. Includes 977,196 shares of Common Stock and 46,278 shares of Class A Common Stock held solely by Mr. Mendelson or LAM Limited Partners or LAM Alpha Limited Partners. Also includes 26,554 shares of Common Stock and 24,973 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Laurans A. Mendelson's account. See Notes (3), (13) and (15).

(15) Includes 64,709 shares of Class A Common Stock held by Mendelson International Corporation; 36,180 shares of Common Stock held by VHM Management Limited Partners; 316,500 shares of Common Stock and 57,984 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2009 of which 30,000 shares of Common Stock are held by the Victor H. Mendelson Revocable Investment Trust; 17,002 shares of Common Stock and 15,812 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson's account; and 1,000 shares of Common Stock and 1,100 shares of Class A Common Stock owned by Victor H. Mendelson's children. See Note (3) above.

(16) Includes 10,000 shares of Common Stock and 1,000 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2009. Albert Morrison, Jr.'s voting and dispositive power with respect to 6,966 shares of Common Stock and 8,516 shares of Class A Common Stock owned by Mr. Morrison's wife.

(17) Includes 90,182 shares of Common Stock and 95,795 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2009, and includes 2,200 shares of Class A Common Stock held by the estate of Dr. Schriesheim's wife.

(18) Includes 189,000 shares of Common Stock and 36,434 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2009 and 34,786 shares of Common Stock and 32,972 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Thomas S. Irwin's account.

(19) Includes 300 shares of Common Stock and includes 1,950 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to William S. Harlow's account and 85 shares of Common Stock and 81 shares of Class A Common Stock owned by Mr. Harlow's wife.

(20) Includes 952,182 shares of Common Stock and 256,817 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2009. The total for all directors and executive officers as a group (11 persons) also includes 99,335 shares of Common Stock and 95,069 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to accounts of the executive officers pursuant to the Plan.

(21) Includes 1,925,782 shares of Common Stock and 397,485 shares of Class A Common Stock owned by the Mendelson Reporting Group and 751,072 shares of Common Stock and 691,401 shares of Class A Common Stock held by the HEICO Savings and Investment Plan of which 638,567 shares of Common Stock and 556,386 shares of Class A Common Stock are allocated to participants in the Plan, including 99,335 shares of Common Stock and 95,069 shares of Class A Common Stock allocated to the directors and executive officers as a group, and of which 112,505 shares of Common Stock and 135,015 shares of Class A Common Stock are unallocated as of January 23, 2009.

                           PROPOSAL TO ELECT DIRECTORS
                                (Proposal No. 1)

       Each of the nine individuals named in the table below has been nominated by the Board of Directors of the Company for election to the Board of Directors at the Annual Meeting to serve until the next Annual Meeting or until his successor is elected and qualified. All of the nominees are currently serving on the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

       Each nominee is standing for re-election except for Mr. Hildebrandt who is standing for election for the first time. After a screening process conducted by the Nominating and Corporate Governance Committee and upon the Committee's recommendation, which followed an introduction to the Committee by the Company's Chairman based upon the Chairman's familiarity with Mr. Hildebrandt through Mr. Hildebrandt's broad knowledge of corporate law and corporate governance and his civic leadership, the Board of Director unanimously appointed Mr. Hildebrandt as a member of the Board of Directors on September 16, 2008.

Name                            Age       Corporate Office or Position                             Director Since
----                            ---       ----------------------------                             --------------
Samuel L. Higginbottom          87        Director                                                      1989
Mark H. Hildebrandt             52        Director                                                      2008
Wolfgang Mayrhuber              61        Director                                                      2001
Eric A. Mendelson               43        President - Flight Support Group;                             1992
                                          President and Chief Executive Officer of HEICO
                                          Aerospace Holdings Corp; and Director
Laurans A. Mendelson            70        Chairman of the Board; President and Chief Executive          1989
                                          Officer; and Director
Victor H. Mendelson             41        President - Electronic Technologies Group;                    1996
                                          President and Chief Executive Officer of HEICO
                                          Electronic Technologies Corp.; and Director
Albert Morrison, Jr.            72        Director                                                      1989
Dr. Alan Schriesheim            78        Director                                                      1984
Frank J. Schwitter              75        Director                                                      2006

Business Experience of Nominees

       Samuel L. Higginbottom is a retired executive officer of Rolls Royce, Inc. (an aircraft engine manufacturer), where he served as Chairman, President and Chief Executive Officer from 1974 to 1986. He was the Chairman of the Columbia University Board of Trustees from 1982 until September 1989. He was President, Chief Operating Officer and a director of Eastern Airlines, Inc., from 1970 to 1973 and served in various other executive capacities with that company from 1964 to 1969. Mr. Higginbottom was a director of British Aerospace Holdings, Inc., an aircraft manufacturer, from 1986 to 1999 and was a director of AmeriFirst Bank from 1986 to 1991. He is a Trustee Emeritus of St. Thomas University, Miami, Florida. Mr. Higginbottom is considered an "independent" Director under New York Stock Exchange rules.

       Mark H. Hildebrandt has been a partner in Waldman Hildebrandt Trigoboff Marx & Calnan, P.A., a Miami, Florida-based full-service boutique law firm since 2004. He has practiced law continuously for more than 25 years and specializes in corporation and business law and in litigation. Mr. Hildebrandt is also President of the Mount Sinai Medical Center Foundation in Miami Beach, Florida and a current member of the Executive Committee, a current member of the Finance and Investment Committee, a former Chairman of the Finance Committee and a former member of the Audit Committee of the Board of Trustees of the Mount Sinai Medical Center. Additionally, Mr. Hildebrandt is a member of the Board of Directors of Easter Seals of Miami-Dade County, Florida, and has served in numerous other local civic posts. Mr. Hildebrandt is considered an "independent" Director under New York Stock Exchange rules.

       Wolfgang Mayrhuber was elected to the Board of Directors in 2001 after serving as Advisor to the Board of Directors of the Company since 1997. Mr. Mayrhuber has served as Chairman of the Executive Board and Chief Executive Officer of Deutsche Lufthansa AG ("Lufthansa") since June 2003. He has served with Lufthansa since 1970, and has held various senior management positions for the maintenance and overhaul of aircraft, components and engines. In 1992, Mr. Mayrhuber was appointed Executive Vice President and Chief Operating Officer Technical at Lufthansa. In 1994, he became Chairman of the Executive Board of Lufthansa Technik AG. In 2001, Mr. Mayrhuber was appointed to the Executive Board of Deutsche Lufthansa AG. Mr. Mayrhuber is also a member of the supervisory boards of BMW AG, Eurowings Luftverkehrs AG and a number of Lufthansa affiliates. Mr. Mayrhuber is considered an "independent" Director under New York Stock Exchange rules.

       Eric A. Mendelson has been an employee of the Company since 1990, serving in various capacities. Mr. Mendelson has served as Executive Vice President of the Company since 2001, President and Chief Executive Officer of HEICO Aerospace Holdings Corp., a subsidiary of HEICO, since its formation in 1997 and President of HEICO Aerospace Corporation since 1993. Mr. Mendelson is a co-founder, and, since 1987, has been Managing Director of Mendelson International Corporation, a private investment company, which is a shareholder of HEICO. In addition, Mr. Mendelson is a member of the Board of Trustees of Mount Sinai Medical Center in Miami Beach, Florida and Ransom Everglades School in Coconut Grove, Florida, as well as a member of the Executive Committee of the Columbia College Alumni Association. Eric Mendelson is the son of Laurans Mendelson and the brother of Victor Mendelson. Eric Mendelson is considered an "inside" Director under New York Stock Exchange rules.

       Laurans A. Mendelson has served as Chairman of the Board of the Company since December 1990. He has also served as Chief Executive Officer of the Company since February 1990 and President of the Company since September 1991. HEICO Corporation is a member of the Aerospace Industries Association ("AIA") in Washington D.C., and Mr. Mendelson serves on the Board of Governors of AIA. He is also former Chairman of the Board of Trustees, former Chairman of the Executive Committee and a current member of the Society of Mount Sinai Founders of Mount Sinai Medical Center in Miami Beach, Florida. In addition, Mr. Mendelson served as a Trustee of Columbia University in The City of New York from 1995 to 2001, as well as Chairman of the Trustees' Audit Committee. Mr. Mendelson currently serves as Trustee Emeritus of Columbia University. Mr. Mendelson is a Certified Public Accountant. Laurans A. Mendelson is the father of Eric Mendelson and Victor Mendelson. Laurans Mendelson is considered an "inside" director under New York Stock Exchange rules.

       Victor H. Mendelson has been associated with the Company since 1990, serving in various capacities. Mr. Mendelson has served as Executive Vice President of the Company since 2001, President and Chief Executive Officer of HEICO Electronic Technologies Corp., a subsidiary of HEICO, since September 1996. He served as General Counsel of the Company from 1993 to September 2008 and Vice President of the Company from 1996 to 2001. In addition, Mr. Mendelson was the Chief Operating Officer of the Company's former MediTek Health Corp. subsidiary from 1995 until its profitable sale in 1996. Mr. Mendelson is a co-founder, and, since 1987, has been President of Mendelson International Corporation, a private investment company which is a shareholder of HEICO. He is a member of the Board of Visitors of Columbia College in New York City, a Trustee of St. Thomas University in Miami Gardens, Florida and a Director of the Florida Grand Opera. Victor Mendelson is the son of Laurans Mendelson and the brother of Eric Mendelson. Victor Mendelson is considered an "inside" director under New York Stock Exchange rules.

       Albert Morrison, Jr. is Chairman Emeritus of Morrison, Brown, Argiz & Farra, LLP a certified public accounting firm located in Miami, Florida, where he served as Chairman from 1971 to January 2003. He serves as the Chairman of the Miami-Dade County Industrial Development Authority. Mr. Morrison also serves as a director of Logic Devices, Inc., a computer electronics company, and as a member of the Board of Directors of the Florida International University Foundation. Mr. Morrison is considered an "independent" Director under New York Stock Exchange rules.

       Dr. Alan Schriesheim is retired from the Argonne National Laboratory, where he served as Director from 1984 to 1996. From 1983 to 1984, he served as Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and Director of Exxon's Corporate Research Laboratories. Dr. Schriesheim is also a member of the Board of the Children's Memorial Hospital of Chicago, Illinois. Dr. Schriesheim is considered an "independent" Director under New York Stock Exchange rules.

       Frank J. Schwitter has been engaged principally as a consultant for law and accounting firms since 1998. From 1996 to 1998, Mr. Schwitter served as Senior Business Advisor and Technical Consultant to Prasetio Utomo & Co. in Indonesia. Prior to 1996, Mr. Schwitter served 38 years with Arthur Andersen LLP, where he was a partner and the Managing Director of the Firm's International Business Program from 1982 to 1996. Mr. Schwitter also served as an officer and director of a number of business organizations including the Foreign Policy Association, the Business Council for International Understanding, Council of the Americas, the Long Island Association of Business and the Huntington Chamber of Commerce. From 1998 to 2003, Mr. Schwitter served on the Technical Standards Committee of the American Institute of Certified Public Accountants ("AICPA") and he remains a member of the AICPA. Mr. Schwitter is a Certified Public Accountant in New York State. Mr. Schwitter is considered an "independent" Director under New York Stock Exchange rules.

Corporate Governance, Board Committees and Meetings

       During the fiscal year ended October 31, 2008, the Board of Directors held four meetings. The Board of Directors has determined that Mr. Higginbottom, Mr. Hildebrandt, Mr. Mayrhuber, Mr. Morrison, Dr. Schriesheim, Mr. Schwitter and former director Joseph Pallot have met the standards of independence as set forth in the Company's Corporate Governance Guidelines, which are consistent with the standards established by the New York Stock Exchange.

       The full Board of Directors discussed and reviewed whether each Director was "independent" under New York Stock Exchange ("NYSE") rules. The Board of Directors has used these rules to determine whether each Director is independent. These rules state that a Director who has a "material" relationship with the Company will be deemed an "inside" or "non-independent" Director. As Laurans, Eric and Victor Mendelson are all employed in executive positions with the Company, they are deemed "inside" or "non-independent" Directors.

       As noted above, Mr. Mayrhuber is Chairman of the Executive Board and Chief Executive Officer of Lufthansa. A Lufthansa subsidiary is a customer of the Company's Flight Support Group and owns 20% of the Flight Support Group. However, the Company's sales to Lufthansa and all of its subsidiaries constituted less than 2% of Lufthansa's consolidated annual revenues, and, in addition, neither Lufthansa nor Mr. Mayrhuber receive any remuneration from the Company other than Mr. Mayrhuber's standard Directors fees paid to him for service as a member of the Board of Directors of the Company. As a result, the Board of Directors concluded that Mr. Mayrhuber is an "independent" Director under NYSE rules.

       As all other members of the Board and their employers lack material relationships with the Company, they are deemed "independent" under NYSE rules. The Board of Directors reviewed and confirmed these conclusions.

       The Board of Directors has the following standing committees: an Executive Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, a Finance/Audit Committee, an Environmental, Safety and Health Committee, and a Stock Option Plan Committee. From time to time, special committees for a limited purpose and duration may be established. Committee member appointments to the standing committees are re-evaluated annually and approved by the Board of Directors at its next regularly scheduled meeting that follows the Annual Meeting of shareholders. Information regarding each of the standing committees is as follows:

       The Executive Committee has such powers as are delegated by the Board of Directors, which may be exercised while the Board of Directors is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law. The Executive Committee met one time in fiscal 2008 and its members consist of Mr. Laurans Mendelson (Committee Chairman), Mr. Higginbottom, Mr. Mayrhuber and Dr. Schriesheim.

       The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and recommending to the Board qualified individuals to be nominated as director; makes recommendations concerning committee membership, appointments and director compensation; periodically reviews and recommends to the Board of Directors updates to the Company's Corporate Governance Guidelines; assists the Board and the Company in interpreting and applying the Company's Corporate Governance Guidelines and Code of Business Conduct; and oversees the annual evaluation of management and of the Board of Directors. The Nominating and Corporate Governance Committee met three times in fiscal 2008 and its members consist of Mr. Higginbottom (Committee Chairman), Mr. Morrison and Dr. Schriesheim. The Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the New York Stock Exchange's listing standards.

       Prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider the existing director's independence, if required, skills, performance and meeting attendance. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders (see the caption "Shareholder Proposals and Nominations" contained herein). In evaluating candidates for potential director nomination, the Nominating and Corporate Governance Committee will consider, among other things, candidates that are independent, if required; who possess personal and professional integrity; have good business judgment, relevant experience and skills; and who would be effective as a director in conjunction with the full Board of Directors in collectively serving the long-term interests of our shareholders. All candidates will be reviewed in the same manner, regardless of the source of recommendation.

       The Compensation Committee reviews and approves compensation of our officers, key employees and directors. For further information on the Compensation Committee's processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis below. In addition, the Compensation Committee reviews and discusses with management the Compensation Discussion and Analysis and based on the review and discussion, recommends its inclusion in the proxy statement. The Compensation Committee met two times in fiscal 2008 and its members consist of Mr. Higginbottom (Committee Chairman), Mr. Morrison and Dr. Schriesheim. The Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the New York Stock Exchange's listing standards. The report of the Compensation Committee regarding Compensation Discussion and Analysis is contained herein.

       The Finance/Audit Committee oversees the quality and integrity of our accounting, auditing, internal control and financial reporting practices, including the appointment, compensation, retention and oversight of the work of our independent auditor. The Finance/Audit Committee also advises the Board of Directors regarding transactions presenting a potential conflict of interest between the Company and any member of the Board of Directors or any executive officer. The Finance/Audit Committee met four times in fiscal 2008 and its current members consist of Mr. Morrison (Committee Chairman), Mr. Higginbottom, Mr. Hildebrandt, Dr. Schriesheim and Mr. Schwitter. Mr. Hildebrandt joined the Finance/Audit Committee in September 2008 and replaced former director Joseph Pallot, who resigned from the Board of Directors to become HEICO's General Counsel. The Board of Directors has determined that each member of the Finance/Audit Committee is "financially literate" and "independent" in accordance with the New York Stock Exchange's listing standards and that Mr. Morrison is an "audit committee financial expert", as defined by the Securities and Exchange Commission. The annual report of the Finance/Audit Committee is contained herein.

       The Environmental, Safety and Health Committee meets with our senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations. The Environmental, Safety and Health Committee met three times in fiscal 2008 and its members consist of Dr. Schriesheim (Committee Chairman), Mr. Mayrhuber, Mr. Eric Mendelson and Mr. Victor Mendelson. The Environmental, Safety and Health Committee also visits our operating locations on a periodic basis.

       The Stock Option Plan Committee administers our stock option plans and has authority to grant options, to determine the persons to whom and the times at which options are granted, and to determine the terms and provisions of each grant. The Stock Option Plan Committee did not meet in fiscal 2008 and its members consist of Mr. Morrison (Committee Chairman) and Mr. Higginbottom.

       The Nominating and Corporate Governance Committee, Compensation Committee and the Finance/Audit Committee are governed by written charters relating to corporate governance matters. All Board of Directors Committee Charters, Corporate Governance Guidelines, as well as HEICO's Code of Ethics and Business Conduct are located on HEICO's web site at www.heico.com or in print upon written request to the Corporate Secretary at the Company's headquarters.

       Each of the directors attended 75% or more of the meetings of the Board of Directors and committees on which they served in fiscal 2008. We do not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of shareholders, but we encourage directors to attend and historically, most have done so. All of the then nine members of the Board of Directors attended the 2008 Annual Meeting of Shareholders.

       The independent directors meet at least once per year in an executive session. The independent directors elect a presiding director for each executive session among the chairs of the committees of the Board on a rotating basis.

Compensation Committee Interlocks and Insider Participation

       Mr. Higginbottom, Mr. Morrison and Dr. Schriesheim served as members of the Compensation Committee during fiscal 2008. No member of the Compensation Committee was an officer or employee of the Company during fiscal 2008 or was formally an officer of the Company. During the year ended October 31, 2008, none of HEICO's executive officers served on the board of directors or compensation committee of any other entity whose directors or executive officers served either on HEICO's Board of Directors or on HEICO's Compensation Committee.

Compensation of Directors

       Directors of the Company receive an annual retainer of $100,000 and are required to purchase shares of HEICO common stock equivalent to 55% of the annual retainer ($55,000). The Company accrues 55% of each director's annual retainer and periodically purchases HEICO common stock on behalf of directors.

       Directors are paid a fee of $2,000 for each regular Board of Directors meeting attended and members of committees of the Board of Directors are paid a $7,500 annual retainer for each committee served and $1,200 for attendance at each committee meeting or site visit. In addition, committee chairmen are paid an annual retainer of $2,500 for each committee chaired.

       The Directors' Retirement Plan, which was adopted in 1991 in order to facilitate Director retirements and covered the then current directors of the Company, was amended as of November 2003 to effectively freeze vested benefits. Four of the current nine Directors are covered under the Directors' Retirement Plan and each will receive annually the average retainer (or $19,000, under the amended terms of the plan) such Director was paid during his service as a member of the Board of Directors payable in quarterly installments. At the election of such Director, these quarterly payments begin either at age 70 or upon retirement from the Board of Directors and continue for the same period of time that the participant served on the Board of Directors, not to exceed ten years. During fiscal 2008, $23,000 was accrued pursuant to the Directors' Retirement Plan, while amounts totaling $56,000 were paid, including $18,000 to a retired director.

Director Compensation Table

     The table below summarizes the compensation paid to our non-employee directors during fiscal 2008.

                                                      Nonqualified
                                                        Deferred
                         Fees Earned or    Option     Compensation      All Other
Name                      Paid in Cash    Awards(1)     Earnings     Compensation(2)    Total
-----------------------  --------------   ---------   ------------   ---------------   --------
Samuel L. Higginbottom         $153,125        $ --           $ --           $19,000   $172,125

Mark H. Hildebrandt              16,780          --             --                --     16,780

Wolfgang Mayrhuber              118,425          --             --                --    118,425

Albert Morrison, Jr.            144,425          --             --                --    144,425

Joseph W. Pallot (3)            104,050          --             --                --    104,050

Dr. Alan Schriesheim            157,825          --             --            19,000    176,825

Frank J. Schwitter              110,925          --             --                --    110,925

-----------------------

(1) No stock options were granted to any Directors in fiscal 2008. As of October 31, 2008, each of our non-employee directors held the following number of options: Samuel L. Higginbottom held no options; Mark H. Hildebrandt held no options; Wolfgang Mayrhuber held options for 30,000 shares of Common Stock and 20,930 shares of Class A Common Stock; Albert Morrison Jr. held options for 10,000 shares of Common Stock and 1,000 shares of Class A Common Stock; Dr. Alan Schriesheim held options for 90,182 shares of Common Stock and 95,795 shares of Class A Common Stock; and Frank J. Schwitter held no options. The Company recognized no compensation costs in fiscal 2008 for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R) for stock options granted to Directors prior to fiscal 2008.

(2) Represents payments made from the Directors' Retirement Plan. The aggregate value of perquisites and other personal benefits is less than $10,000 per non-employee director.

(3) Mr. Pallot resigned from the Board of Directors in September 2008 to become HEICO's General Counsel.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES.

                      COMPENSATION DISCUSSION AND ANALYSIS

     The following Compensation Discussion and Analysis should be read in conjunction with the various compensation tables contained elsewhere in this proxy statement. References to our "named executive officers" in this Analysis are to the same persons set forth in the compensation tables.

Compensation Objectives

     The Compensation Committee of the Board of Directors (the "Committee") continues to believe that our compensation policies should accomplish the three simple objectives listed below. The Committee believes that complicated compensation approaches which seek to incentivise or disincentivise too many different behaviors will create confusion and result in unintended consequences. The Committee believes that focusing on clear and simple objectives will yield the best results.

     Our objectives are:

     1.  Compensate our executives fairly;
     2. Motivate our executives to honestly and ethically grow our Company's revenues, profits, cash flow and market capitalization over time, not just in the short term; and
     3. Retain our executives and have the ability to attract new ones as needed.

Compensation Overview

     The Committee members utilize what they believe is a common sense approach to compensating people. Our approach is not based on applying theoretical or academic compensation concerns, as the Committee does not believe it is possible to formulate a scientific method of accomplishing the objectives set forth above. All of the Committee members have, at various points in their careers, managed businesses and people, and we rely very much on our collective judgment gained in compensating people during our careers.

     In applying our judgment to the Company's named executive officers, we start by considering our interaction and observation of the executives over a nearly 20 year period. During the time commencing in 1990 when the current management team took over the Company's operations through now, our sales have grown from $26,239,000 in fiscal 1990 to $582,347,000 in fiscal 2008 and our net income from continuing operations has grown from $1,961,000 to $48,511,000 in fiscal 2008. As we noted in last year's Compensation Discussion & Analysis, with the exception of the two years following the September 11, 2001 attacks wherein the commercial aviation industry went into an immediate and substantial decline, or periods in which we sold operating businesses for a profit, our sales and income have consistently grown so that our compound annual rate of growth in sales and net income have equaled 19% and 20%, respectively, since 1990. We also note that, during this time, our shareholders have benefited significantly, with a $100,000 investment in HEICO at the time current management took over operation of the business becoming worth $2,662,000 on December 31, 2008.

     We have gotten to know well the named executive officers during this period of time and have established confidence in their loyalty to the company, knowledge of our industry and business acumen. We are comfortable that our named executive officers act, and have acted, in the company's best interests and that they have struck an appropriate balance between both short and long term objectives, as seen in the company's results. HEICO's management has, despite frequent urging over the years by third parties, maintained a conservative balance sheet which has proven essential during the current economic environment. Management could have focused on immediate gratification through large acquisitions and leverage, but instead they were very careful to take more moderate steps to grow the company. As we see the often disastrous consequences of companies that did not follow this conservative approach, we believe our compensation methods have proven successful.

     It is against the backdrop of these facts that we make our compensation decisions and in which we have established mutual trust with our named executive officers. As part of that relationship, the Committee believes it crucial that the executive officers feel they are being rewarded and recognized for their efforts along with their contributions to our Company's growth. Historically, during weaker economic times, our named executive officers have requested that they not receive salary increases or bonuses, which has strengthened our trust in them. We feel that rewarding them in good times helps demonstrate our appreciation for their loyalty to the Company's needs.

     The Committee's views continue to be influenced by factors beyond historical performance, such as: the fact that current management has held a significant stake in HEICO for many years; other business opportunities available to our executives; amounts and types of compensation which other companies pay to their executives; general economic conditions; and the complexity and risk of the executives' current jobs. We also note that management has remained with us for a long period of time during which the Company has achieved excellent operating results as set forth in our financial statements, which continues to lead us to the conclusion that our compensation policies are meeting the objectives listed above and are appropriate.

Elements of Compensation

     The Committee breaks executive compensation into the following 4 primary categories:

     1.  Base Salary;
     2.  Cash Bonus;
     3.  Stock Options; and
     4.  Retirement-related/Long-term Compensation.

     Further, we believe it is appropriate to allow executives certain modest perquisites as discussed below.

Determining Compensation Levels

     The Committee has consistently utilized independent, third-party consultants to help us benchmark our compensation views against other companies. Our principal benchmark analysis of executive base salaries and bonuses was assisted by Steven Hall & Partners and was based upon compensation paid to executives at other public companies with some important characteristics which are similar to ours. Twenty-two companies were used for the benchmarks that have similar revenues, market capitalizations, profits or industries to ours, and were selected by the consultants with input from management. The companies used in the benchmark analyses were: AAR Corp., Analogic Corp., Argon ST, Inc., Barnes Group, Inc., BE Aerospace, Inc., Ceradyne, Inc., Comtech Telecom Corp., Cubic Corp., Ducommun, Inc., EnPro Industries, Inc., ESCO Technologies, Inc., Esterline Technologies Corp., FLIR Systems, Inc., Franklin Electric Co., Inc., Kaydon Corp., Ladish Co., Inc., Moog, Inc., Teledyne Technologies, Inc., TransDigm Group, Inc., Triumph Group, Inc., Viasat, Inc. and Woodward Governor Co.

     Clark Consulting provided the Committee with advice regarding the HEICO Corporation Leadership Compensation Plan (which is further discussed below). Fulcrum Partners provided the Committee with advice on benefits policies generally and conducts actuarial studies for certain benefit plan contributions. All of the consultants retained by the Committee are independent and provide no other services to HEICO.

     The Committee does not believe that benchmark studies are the only or even the definitive determinants in establishing compensation. We do believe that benchmarks are useful as a partial fairness test for our compensation levels and to evaluate whether our compensation notions are at least somewhat comparable to those of other companies. Significantly, we are mindful of the fact that most benchmarking studies relate to a company's size, not necessarily its profitability or profit margins. HEICO's management has historically focused on our profitability, cash flow and market capitalization in the belief that these are ultimately the items that drive shareholder wealth, rather than the size of our company in terms of revenues or employees relative to other firms. If we were to exclusively follow benchmarks studies, we would pay our executives not for the company's income but principally for its revenue and staff size; we believe that would be flawed because it would not incentivize our management to focus on the factors which we and they believe to be important. When we consider the benchmark data, we believe that our executive management team should be compensated in the higher percentile of companies reviewed. The Committee continues to reserve the discretion to ignore or interpret the benchmark data in our judgment.

Base Salary

     The Committee determines base salary by considering historical pay levels, the benchmark analyses previously discussed, the need to offer our executives a base salary competitive with other income generating opportunities which they might have, and the growth in our sales, income and cash flow. The named executive officers receive base salary increases commensurate with our historical practices and to levels which we believe are supported by our size, the complexity of our operations and what we believe the executives could readily earn as base salary from other activities. We also take into account other elements of compensation which the Company does not offer to our executives and the compensation elements we do offer which are discussed below (e.g., bonus and retirement/long-term compensations amounts).

Bonus

     Consistent with past practices, our executive officers presented to the Board of Directors at the outset of fiscal 2008 a financial budget for the year. As has become customary, the budget contained a significant target increase in sales and income for the Company. Based upon the Committee members' judgment, we believe that executives' bonuses for meeting our targeted budget should approximate 100% of their base salary. We believe that these bonuses should be scaled somewhat to allow for the possibility of exceeding targets and for falling modestly short of the target. Further, our goal is to provide incentives to management to meet both short and long term objectives, to be competitive with other income generating opportunities our executives might have, and to treat the executives fairly at all times. Historically, our executive officers have requested that they receive no bonuses in periods where our financial performance failed to meet budgeted goals, even if we grew significantly during the relevant period.

     Pursuant to our incentive plan which complies with Section 162(m) of the Internal Revenue Code (the "Code") previously approved by our shareholders, the Committee in January 2008 established a minimum and maximum target bonus level for each of the named executives for fiscal 2008. Our net income target for fiscal 2008 was $48,000,000, which would reflect a 23% increase over fiscal 2007 net income. Recognizing that any increase in net income deserves recognition, but that lower than targeted net income deserves less than the full targeted bonus, the Committee allowed for reduction of the bonus from target by 2.5% for every percent that net income was below the target. Conversely, if net income were greater than targeted, the executives' bonuses could be increased by 2.5% for every percentage point increase in actual net income above the targeted amount.

     As our net income was $48,511,000 versus targeted net income of $48,000,000, our net income exceeded the targeted amount by $511,000, which is 1.1% in excess of the targets. Accordingly, the bonuses set forth in the compensation tables in this proxy statement that were paid to the executive officers were consistent with the targets adopted by the Committee upon the commencement of the fiscal year. The targets were not changed during the year.

     Among the other factors which the Committee reviews and considers before setting targets are benchmark and other data provided by the compensation consultants. The Committee believes that 23% growth in net income was a difficult objective to achieve and, therefore, we concluded that the bonus payments were warranted. We also note that numerous other management-level employees at HEICO are offered bonus opportunities equal to 100% or more of their base salary if their operations meet certain targets.

Retirement-related/Long-term Compensation

     Since 1986, HEICO has offered a 401(k) Plan to nearly all of our employees, including our executive officers. As of October 31, 2008, over 2,000 current and former employees participated in our 401(k) Plan. Under this plan, which is available to all eligible employees, including both non-executives and executive employees, our employees may elect to defer a portion of their cash compensation into an account within the Plan, which amount is then matched at a certain rate by HEICO in cash or HEICO shares. Based upon a recommendation by management, the Committee approves the matching rate for each of our subsidiaries and the full Board ratifies that rate. As has been the case in past years, in 2008 Federal tax laws limited the permitted benefits to our named executive officers in the plan to a matching rate that was actually less than most of our other employees. Accordingly, our executive officers were not able to receive the maximum possible percentage benefits available to many other employees under the plan.

     As we discussed in last year's Compensation Discussion and Analysis, the Board approved the HEICO Corporation Leadership Compensation Plan (the "LCP") which is qualified under Section 409A of the Internal Revenue Code.

     The LCP is available to more than 100 HEICO employees. It provides that the participating employees may contribute a portion of their compensation to the LCP and that HEICO will match those contributions at a specified fraction of the employee's contribution. The matching rate is established by the Committee and ratified by the Board of Directors. In addition, the Committee and Board retain discretion to contribute additional amounts to each participant's account in the LCP.

     The Committee believes that its executive officers should generate sufficient retirement funds to ensure that they are not focused on alternative businesses activities to supplement their incomes. The Committee also wants HEICO to remain competitive with compensation offered by other employers and it wishes to demonstrate good faith to our executive officers by proactively offering the officers benefits, which are typical in the industry or common among benchmarked companies, before they have to ask for the benefits themselves. We believe this fosters an environment of trust between the Board of Directors and the executive officers.

     As was the case in fiscal 2007, in fiscal 2008 we made the contributions set forth in the compensation tables corresponding to the named executive officers in an effort to "catch up" for retirement benefits not offered to them prior to fiscal 2007. The recommendations from our compensation consultants utilized in part to determine benefits levels were based on the years of service by the executives to HEICO, their ages and their statistically estimated proximity to retirement. Based upon the recommendations of the Committee's compensation consultants, the contributions to the accounts of Laurans A. Mendelson and Thomas S. Irwin were substantially larger than those paid to the other named executive officers.

Perquisites

     For more than 20 years we have offered either automobiles or automobile allowances to our executive officers, and certain other executives who utilize their automobiles, at least in part, for company business. To the extent that they use the automobiles for non-company business, they receive a personal benefit. In addition, we pay for life insurance for some of our executive officers consistent with past practices. Under our Aircraft Utilization Policy, executive officers who utilize corporate aircraft for an exclusively personal, non-company business use pay the incremental direct hourly operating charges for that use unless otherwise prohibited by law. The Aircraft Utilization Policy allows executive officers to bring family and others on business and other flights aboard corporate aircraft. In fiscal 2008, executive officers who utilized corporate aircraft for exclusively personal purposes in which no Company business was involved paid the incremental direct hourly operating costs (including fuel surcharges, landing fees, segments fees and federal excise taxes) directly to the aircraft operator for such use.

     The Committee's benchmarking analyses and own experience have led the Committee to conclude these types and amounts of perquisites to be appropriate and customary for executive officers with many other companies.

Stock Options

     No stock options were awarded to any of our executive officers since 2003. Throughout the 1990s and until 2003, we regularly awarded stock options to our employees, including the named executive officers. The Committee believed and still believes that stock option awards align the shareholders' and option holders' interests because option-holders receive no gain from their options unless shareholders benefit from an increase in HEICO share prices.

     Since 1990, the combined value of our classes of common stock increased by 2,562%, or approximately 20% per annum, through December 31, 2008, so that our executives who received stock options during that period gained wealth, while our shareholders also gained wealth. The Committee did not offer stock options in the past five years due to governmentally-mandated accounting treatment changes for stock options and in recognition of the fact that our executive officers had previously received stock option grants. However, as we mentioned in last year's Compensation Discussion and Analysis, the Committee remains concerned that it has not replaced stock options compensation as a significant long term incentive attribute and an alignment mechanism for shareholders and management.

Management Involvement

     The Committee requested that our Chief Financial Officer and our Chief Executive Officer work with our compensation consultants to verify benchmarks on other companies' practices and, where appropriate, provide updated suggestions for compensation methods. To this extent, the Committee relied on the independent compensation consultants and management to finalize the benchmark indexes and to exchange information. That information is then provided to the Committee, which studies and analyzes it. The Committee directs the involved management to provide further information as the Committee deems appropriate. The Committee retains all discretion over compensation of the Company's executive officers.

Other Compensation Issues

     As noted at the outset of this report, the Committee believes that it should apply its own judgment and sense of fairness in setting compensation levels; thus it does not believe the use of set formulas to allocate between long-term and currently paid out compensation are wise. The Committee believes the same applies to the breakdown between cash and non-cash compensation, as we wish to maintain flexibility to incentivize and recognize management based on our qualitative assessment of their interactions with us and other shareholders.

     The Committee evaluates many items of corporate performance in setting its policies and making compensation decisions. Among these are changes in revenues, operating income, and cash flow from operating activities as defined by generally accepted accounting principals, whether the Company met both quantitative and qualitative goals, management's efforts, management's work ethic, management's adherence to corporate policies, management's ethical conduct, our reputation with various stake holders, the difficulty in managing the business, our historical performance, whether failure to meet any goals was the result of completely externals factors or management errors, and other considerations. In view of the Company's success in fiscal 2008 during a difficult economic time and with the benefit of having observed the executives, we believe that the above-referenced items were favorably impacted by the executives. This played a role in the Committee's compensation decisions.

     Importantly, however, we do not exclusively consider each executive officer's contribution to our performance and attempt to break out a value for it. We want to encourage all of our executive officers to work together as a team and to discourage them from considering their contributions individually. Accordingly, we compensate all of our Executive Vice Presidents at the same level and our Chief Executive Officer at roughly double the rate of the Executive Vice Presidents. We do not specifically analyze the relationship between compensation of our executive officers and other employees (which is sometimes referred to as "pay equity" analyses). Given that we have not had to restate results for which prior compensation decisions have been made, we do not have policies regarding the adjustment or recovery thereof. In the event that such a situation does arise, the Committee will address it as it determines appropriate at that time. The Committee does not separately consider how much compensation amounts are realizable from prior compensation; however, those are factors which the Committee views in the total mix of information when setting compensation. The Committee also considers the impact of our accounting policies on our overall performance in both cash utilization and accounting terms.

     We do not require our named executive officers to own specific amounts of HEICO equity securities, but the Committee does take into consideration in the total mix of information the fact that our executive officers hold and have held significant amounts of our equity securities. In addition our policies direct that, over time, members of HEICO's Board should purchase HEICO shares equivalent to 55% of their annual Board retainer. Three of our named executive officers are members of our Board and all of them have followed that policy. The Committee views ownership of HEICO shares as a commitment to the Company and believes that it should be encouraged.

     Executive officers who also serve on the Company's Board receive compensation for their services as Directors commensurate with the independent Directors. We believe that this policy, which has been in place for nearly 20 years, is appropriate given the risks and efforts attendant with service on the Board of Directors.

Change of Control Payments

     The only change of control arrangement we have is a contract entered into in 1988 with Thomas S. Irwin, our Executive Vice President and Chief Financial Officer, whereby, upon a change control (as defined in that agreement), he would receive a lump sum, severance payment equal to two years' compensation if he is terminated within three years after a change of control. Based on his fiscal 2008 compensation, Mr. Irwin would be eligible to receive $2,029,863 under this agreement. The Committee believes that it would be advisable for the Company to enter into agreements containing non-competition clauses for the named executive officers in the event of a change of control of HEICO. This would facilitate a change of control by reducing the risk of competition for a potential acquirer. The executive officers have not been willing to enter into such agreements, but the Committee intends to review the issue with them periodically. In addition, under the LCP, Laurans Mendelson and Thomas Irwin are due to receive lump sum payments of their previously accrued benefits to the LCP upon a change of control. For Laurans Mendelson, the payment would be $4,400,000, and for Thomas Irwin, the payment would be $3,200,000. Accordingly, based upon fiscal 2008 compensation levels, the aggregate of all change of control payments to the named executive officers would be $9,629,863. Of this amount, $3,400,000 has already been accrued and charged against the Company's earnings and is accrued on our balance sheet for payment at a later date.

     The preceding report of the Compensation Committee does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be including in the Proxy Statement and be incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2008.

Respectfully submitted by the Compensation Committee of the Company's Board of
Directors: Samuel L. Higginbottom (Chairman), Albert Morrison, Jr. and Dr. Alan Schriesheim.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides the compensation earned by the Company's Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company or its subsidiaries (collectively, the "Named Executive Officers") during fiscal 2008 and 2007:

                                                                                        Non-qualified
                                                                          Non-Equity       Deferred
                                    Fiscal                     Option   Incentive Plan   Compensation   All Other
Name and Principal Position          Year  Salary(1) Bonus(1) Awards(2) Compensation(3)    Earnings   Compensation(4)   Total
----------------------------        ------ --------- -------- --------- --------------- ------------- --------------- ----------
Laurans A. Mendelson                 2008   $907,049     $ --      $ --        $990,683          $ --        $777,058 $2,674,790
Chairman of the Board,               2007    826,385       --        --         968,625            --         702,881  2,497,891
President and Chief Executive
Officer

Thomas S. Irwin                      2008    471,967       --    17,937         513,307            --         538,848  1,542,059
Executive Vice President             2007    430,385       --    47,492         503,685            --         468,033  1,449,595
and Chief Financial Officer

Eric A. Mendelson                    2008    471,967       --    46,807         513,307            --         461,026  1,493,107
President - Flight Support Group;    2007    430,385       --   123,927         503,685            --         407,564  1,465,561
President and Chief Executive
Officer of HEICO Aerospace Holdings
Corp.

Victor H. Mendelson                  2008    471,967       --    46,807         513,307            --         456,338  1,488,419
President - Electronic Technologies  2007    430,385       --   123,927         503,685            --         401,780  1,459,777
Group; President and Chief
Executive Officer of HEICO
Electronic Technologies Corp.

William S. Harlow                    2008    198,402  185,000        --              --            --          15,573    398,975
Vice President, Corporate            2007    185,000  185,000        --              --            --          13,733    383,733
Development

-----------------------

(1) Salary and bonus amounts include amounts deferred by the Named Executive Officers pursuant to the HEICO Corporation Leadership Compensation Plan, a non-qualified deferred compensation plan available to selected executives. For more information on this plan, see "Non-qualified Deferred Compensation," which follows below within this Executive Compensation section.

(2) No stock options were granted in fiscal 2008 and 2007. Amounts stated reflect the dollar amount of stock option awards recognized for financial statement reporting purposes for the respective year in accordance with Statement of Financial Accounting Standards No. 123(R) for options granted during fiscal 2003, which completed vesting in fiscal 2008. For the assumptions used in valuing these awards for purposes of computing this expense, see Note 8, Stock Options, of the Notes to Consolidated Financial Statements in HEICO's Annual Report on Form 10-K for the fiscal year ended October 31, 2005.

(3) Consists of payments made under the HEICO Corporation 2007 Incentive Compensation Plan as described within "Grants of Plan-Based Awards," which follows below within this Executive Compensation section.

(4) See the following table entitled "All Other Compensation" for an itemized disclosure of this element of compensation.

                                                               All Other Compensation
                     ---------------------------------------------------------------------------------------------------------
                                                                             Company
                                                                          Contributions
                                                            Company          to HEICO
                                                        Contributions to   Corporation
                                                         HEICO Savings      Leadership
                                                         and Investment    Compensation
                                                            Plan(2)           Plan(3)               Perquisites
                                                          (a defined       (a deferred      Use of    and Other
                      Fiscal   Director    Insurance      contribution     compensation    Company    Personal
Name                   Year      Fees     Benefits(1)   retirement plan)        plan)       Car(4)   Benefits(5)       Total
--------------------  ------   --------   -----------   ----------------   -------------   -------   -----------      --------
Laurans A. Mendelson   2008    $109,825       $42,477            $11,400        $610,182    $3,174          $ --      $777,058
                       2007      99,564        38,405             11,150         547,936     5,826            --       702,881

Thomas S. Irwin        2008          --       102,511             11,400         420,143     4,794            --       538,848
                       2007          --        74,267             11,150         377,527     5,089            --       468,033

Eric A. Mendelson      2008     109,725        23,090             11,400         310,143     6,668            --       461,026
                       2007      99,064        16,250             11,150         273,822     7,278            --       407,564

Victor H. Mendelson    2008     110,925        21,690             11,400         310,143     2,180            --       456,338
                       2007      99,064        14,850             11,150         273,773     2,943            --       401,780

William S. Harlow      2008          --            --              9,625           5,948        --            --        15,573
                       2007          --            --              8,396           5,337        --            --        13,733

-----------------------

(1) Annual life and medical insurance premiums paid by the Company.

(2) Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company.

(3) For more information on the HEICO Corporation Leadership Compensation Plan, see "Non-qualified Deferred Compensation," which follows below within this Executive Compensation section.

(4) Personal use of Company's vehicle provided to the Named Executive Officers. The Company reports the personal use of such vehicles as part of each Named Executive Officer's compensation.

(5) Our Named Executive Officers personally use the Company's facilities, and from time to time, use tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters. These perquisites and other personal benefits in aggregate, however, do not exceed $10,000 for any of the Named Executive Officers.

Grants of Plan-Based Awards

     The HEICO Corporation 2007 Incentive Compensation Plan ("Incentive Plan") was approved by the Board of Directors and the shareholders of the Company in fiscal 2007. The Incentive Plan authorizes the Compensation Committee of the Board of Directors to select participants, designate performance periods, authorize performance awards that may be earned by achievement of performance goals during the performance periods, and set the other terms of performance awards. The following table summarizes certain information with respect to grants of awards to the Named Executive Officers of the Company under our non-equity incentive plans and stock option plans for fiscal 2008.

                           Payouts Under Non-Equity Incentive Plan Awards for
                                   Performance at Specified Levels(1)
                          -----------------------------------------------------
Name                      Threshold       Target        Maximum        Earned
--------------------      ---------      --------      ----------      --------
Laurans A. Mendelson       $482,500      $965,000      $1,447,500      $990,683

Thomas S. Irwin             250,000       500,000         750,000       513,307

Eric A. Mendelson           250,000       500,000         750,000       513,307

Victor H. Mendelson         250,000       500,000         750,000       513,307

-----------------------

(1) These values represent the threshold, target, maximum and actual earned payouts under the Incentive Plan. The actual earned bonus awards under the Incentive Plan were paid at 102.7% of the targeted levels and in accordance with the Incentive Plan because the Company exceeded its targeted net income. Please refer to the "Bonus" section of the Compensation Discussion and Analysis for further information about the Incentive Plan.

Outstanding Equity Awards at Fiscal 2008 Year-End

     Option awards are generally subject to a vesting schedule that provide for the vesting at the rate of 20% per year over the first five years following grant. The following table summarizes information regarding equity-based awards held by our Named Executive Officers as of October 31, 2008.

                                                   Number of Securities
                                                Underlying Unexercised Options      Option         Option
                                Share       ----------------------------------     Exercise      Expiration
Name                           Class(1)        Exercisable      Unexercisable        Price          Date
------------------------      ----------    ----------------  ----------------    ----------    ------------
Laurans A. Mendelson             --                      --                --           --           --

Thomas S. Irwin                   C                  14,000                --         $12.12     12/17/2009
                                  C                  80,000                --         $14.13      6/11/2011
                                  C                  45,000                --         $11.73      6/17/2012
                                  C                   5,000                --         $11.62      6/17/2012
                                  C                  14,266                --          $7.88      3/17/2013
                                  C                  30,734                --          $7.82      3/17/2013
                                 CA                   4,634                --         $12.12     12/17/2009
                                 CA                  16,800                --         $14.13      6/11/2011
                                 CA                   4,500                --         $11.73      6/17/2012
                                 CA                     500                --         $11.62      6/17/2012
                                 CA                   4,960                --          $5.50      3/17/2013
                                 CA                     540                --          $5.60      3/17/2013
                                 CA                   3,073                --          $7.82      3/17/2013
                                 CA                   1,427                --          $7.88      3/17/2013

Eric A. Mendelson                 C                  14,000                --         $12.12     12/17/2009
                                  C                 135,000                --         $14.13      6/11/2011
                                  C                  45,000                --         $11.73      6/17/2012
                                  C                   5,000                --         $11.62      6/17/2012
                                  C                  70,000                --          $7.88      3/17/2013
                                  C                  47,500                --          $7.82      3/17/2013
                                 CA                   4,634                --         $12.12     12/17/2009
                                 CA                  28,350                --         $14.13      6/11/2011
                                 CA                   4,500                --         $11.73      6/17/2012
                                 CA                     500                --         $11.62      6/17/2012
                                 CA                   8,250                --          $5.60      3/17/2013
                                 CA                   7,000                --          $7.88      3/17/2013
                                 CA                   4,750                --          $7.82      3/17/2013

Victor Mendelson                  C                  14,000                --         $12.12     12/17/2009
                                  C                 135,000                --         $14.13      6/11/2011
                                  C                  45,000                --         $11.73      6/17/2012
                                  C                   5,000                --         $11.62      6/17/2012
                                  C                  70,000                --          $7.88      3/17/2013
                                  C                  47,500                --          $7.82      3/17/2013
                                 CA                   4,634                --         $12.12     12/17/2009
                                 CA                  28,350                --         $14.13      6/11/2011
                                 CA                   4,500                --         $11.73      6/17/2012
                                 CA                     500                --         $11.62      6/17/2012
                                 CA                   8,250                --          $5.60      3/17/2013
                                 CA                   7,000                --          $7.88      3/17/2013
                                 CA                   4,750                --          $7.82      3/17/2013

William S. Harlow                --                      --                --         --              --

-----------------------

(1) "C" denotes HEICO Common Stock and "CA" denotes HEICO Class A Common Stock.

Aggregate Option Exercises During Last Fiscal Year

     None of the Named Executive Officers exercised stock options during fiscal 2008.

Non-qualified Deferred Compensation

     The HEICO Corporation Leadership Compensation Plan ("LCP") was established in fiscal 2006 and is a non-qualified deferred compensation plan that conforms to Section 409A of the Internal Revenue Code. The LCP provides eligible employees, officers, and directors of the Company the opportunity to voluntarily defer base salary, bonus payments, commissions, long-term incentive awards and directors fees, as applicable, on a pre-tax basis. The Company matches 50% of the first 6% of base salary deferred by each participant. While the Company has no obligation to do so, the LCP also provides the Company the opportunity to make discretionary contributions to a participant's account. The discretionary contributions generally vest over a four year period and are generally paid at retirement.

     The Company also sponsors another non-qualified deferred compensation plan ("DCP"), which was available to directors, officers and select employees, who elected to defer a portion of their compensation through December 31, 2004. Amounts deferred were immediately vested and invested in individually directed investment accounts. Earnings on such investment accounts, which are maintained by a trustee, accrue to the benefit of the individual, and are included in the column entitled "Aggregate Earnings in Last Fiscal Year" in the table below. The Company makes no contributions to this plan.

                                                                       Aggregate
                                    Executive          Registrant       Earnings                        Aggregate
                                  Contributions      Contributions    (Losses) in      Aggregate        Balance at
                                  in Last Fiscal    in Last Fiscal     Last Fiscal    Withdrawals/      Last Fiscal
Name                    Plan            Year            Year(1)          Year(2)      Distributions       Year End
--------------------    --------  --------------    ---------------   -------------   -------------    ------------
Laurans A. Mendelson    LCP            $54,363            $610,182      ($800,787)       $ --          $1,206,907
                        DCP                --                  --         (443,099)        --           2,066,370
                                  --------------    ---------------   -------------   -------------    ------------
                           Total        54,363              610,182     (1,243,886)        --           3,273,277

Thomas S. Irwin         LCP             28,287              420,143       (356,919)        --             954,609
                        DCP                --                  --          (61,947)        --             471,898
                                  --------------    ---------------   -------------   -------------    ------------
                           Total        28,287              420,143       (418,866)        --           1,426,507

Eric A. Mendelson       LCP             28,287              310,143       (218,967)        --             527,598

Victor H. Mendelson     LCP             28,287              310,143       (165,583)        --             559,953

William S. Harlow       LCP            169,147                5,948        (48,468)        --             326,127

-----------------------

(1) Includes discretionary contributions of $583,000, $406,000, $296,000 and $296,000 to Laurans A. Mendelson, Thomas S. Irwin, Eric A. Mendelson, and Victor H. Mendelson, respectively. Amounts also include matching contributions of $27,182, $14,143, $14,143, $14,143 and $5,948 to Laurans A.
    Mendelson, Thomas S. Irwin, Eric A. Mendelson, Victor H. Mendelson and William S. Harlow, respectively. The aggregate of these contributions is also reported in the column entitled "Company Contributions to HEICO Corporation Leadership Compensation Plan" in the "All Other Compensation" table which supplements the "Summary Compensation Table."

(2) These amounts are not "above-market" or "preferential earnings" and therefore are not reported in the "Summary Compensation Table." The earnings (losses) in the LCP for each executive officer reflect investment returns that were generated from self-directed investments by the executive officers of all amounts in the plan held for those executive officers, including contributions by both the Company and the executive officers in the last fiscal year and prior years. All earnings (losses) in the DCP for each executive officer reflect investment returns on self-directed investments of compensation deferred into the DCP by each executive officer in prior years. The Company has never contributed to the DCP and no further deferrals may be made by executive officers to the DCP.

Potential Payments Upon Termination Following a Change in Control

     Thomas S. Irwin and the Company are parties to a key employment termination agreement which provides lump sum, severance pay equal to two years compensation and continuation of insurance benefits if this employee is terminated within three years after a change of control of the Company (as defined in the key employment termination agreement).

     The following table presents payment information regarding termination with cause, involuntary termination without cause, voluntary termination for good reason, voluntary termination without good reason, and death or disability within three years after such a change in control. The Company prepared the table assuming these events occurred and the employment of Mr. Irwin with the Company was terminated on the last day of fiscal year 2008, or October 31, 2008. The various amounts listed in this table are estimates only. The actual amounts to be paid can only be determined at the time of Mr. Irwin separation from the Company.

                                                                    Voluntary       Voluntary
                                                   Involuntary      Termination    Termination
                                    Termination    Termination       for Good      without Good     Death or
                                     with Cause    without Cause      Reason        Reason         Disability
                                    -----------    -------------    -----------    ------------    ----------
Severance                                  $ --       $1,824,841     $1,824,841            $ --          $ --
Insurance Benefits                           --          205,022        205,022              --            --

Potential Payments and Benefits Upon a Change in Control

     The following table presents estimated payments and benefits from the Company to its Named Executive Officers ("NEO") if a change in control occurred on October 31, 2008, the last day of fiscal 2008.

                                    Laurans A.         Thomas S.         Eric A.         Victor H.        William S.
                                    Mendelson            Irwin          Mendelson        Mendelson          Harlow
                                   ------------        ----------       ---------        ---------        ----------
Non-Equity Incentive Awards(1)      $2,500,000         $1,700,000            $ --             $ --              $ --

-----------------------

(1) These amounts represent the estimated amounts which would be paid to its NEO's to fully fund targeted retirement benefits under the Company's LCP for those individuals who have reached retirement age pursuant to approval of the Company's Board of Directors. The actual amounts to be paid upon a change in control can only be determined at the time on a change in control.

The following report of the Finance/Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

                         FINANCE/AUDIT COMMITTEE REPORT

     The Finance/Audit Committee (the "Audit Committee") of the Board of Directors is composed entirely of five non-employee directors. The Board of Directors has determined that each member of the Audit Committee is "financially literate" and "independent" in accordance with the New York Stock Exchange's listing standards and that Mr. Morrison is an "audit committee financial expert," as defined by the Securities and Exchange Commission.

     The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and such other duties as directed by the Board of Directors. The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on HEICO's web site at www.heico.com.

     Management is responsible for the Company's financial reporting process, including establishing and maintaining its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditor, Deloitte & Touche LLP, is responsible for auditing those financial statements and for expressing an opinion as to whether those financial statements are, in all material respects, presented fairly in conformity with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is also responsible for expressing an opinion on the effectiveness of the Company's internal control over financial reporting based on its audit. The Audit Committee is responsible for monitoring and reviewing these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent auditor.

     As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the Company's audited financial statements as of and for the year ended October 31, 2008 and discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Interim Auditing Standard AU
Section 380, "Communication with Audit Committees." The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed and considered the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP, reviewing as necessary all relationships and services which might bear on the objectivity of Deloitte & Touche LLP. Deloitte & Touche LLP was provided with full access to the Audit Committee to meet privately and was encouraged to discuss any matter it desired with the Audit Committee or the full Board of Directors.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Finance/Audit Committee of the Company's Board of
Directors: Albert Morrison, Jr. (Chairman), Samuel L. Higginbottom, Mark H. Hildebrandt, Dr. Alan Schriesheim, and Frank J. Schwitter.

          RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                                (Proposal No. 2)

     The Finance/Audit Committee has selected the firm of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2009. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1990.

     Shareholder ratification of this selection is not required by our By-laws or otherwise. However, the Finance/Audit Committee and full Board of Directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders' opinions and as a matter of good corporate governance. If the shareholders do not ratify the selection, the Finance/Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Finance/Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such change would be in the best interests of the Company and its shareholders.

     One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting on March 27, 2009. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2009.

Principal Accounting Firm Fees

     The following table presents the aggregate fees billed to the Company by Deloitte & Touche LLP during the fiscal years ended October 31, 2008 and 2007:

                                         2008                 2007
                                      ----------           ----------
Audit Fees(1)                         $1,695,000           $1,773,000
Audit-Related Fees(2)                     33,000               31,000
Tax Fees(3)                                   --               11,000
All Other Fees                                --               20,000
                                      ----------           ----------
Total Fees                            $1,728,000           $1,835,000
                                      ==========           ==========

-----------------------

(1) Audit Fees consist of fees billed for services rendered for the annual audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the review of condensed consolidated financial statements included in our quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under the caption "Audit Fees." The category includes fees related to audit of the HEICO Savings and Investment Plan.

(3) Tax Fees consist of fees billed for services rendered for tax compliance.

Pre-approval of Services Provided by the Independent Auditor

     The Finance/Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year as outlined in an engagement letter proposed by the independent auditor. For permissible non-audit services, management will submit to the Committee, at least annually, a list of services and a corresponding budget estimate that it recommends the Committee engage the independent auditor to provide. To facilitate the prompt handling of certain unexpected matters, the Committee delegates to its Chairman the authority to approve in advance all audit and non-audit services below $10,000 to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting. The independent auditor and management will routinely inform the Committee as to the extent of services provided by the independent auditor in accordance with this pre-approval policy and the fees incurred for the services performed to date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain subsidiaries of Lufthansa, for which Mr. Mayrhuber serves as Chairman of the Executive Board and Chief Executive Officer, are customers of certain subsidiaries of the Company. Purchases made by such subsidiaries of Lufthansa represented in excess of five percent, but less than 10%, of the Company's consolidated gross revenues for the fiscal year ended October 31, 2008. The Company expects this customer relationship to continue in the current fiscal year. The Company believes that the terms of its transactions with Lufthansa are no less favorable to the Company than would have been obtained from an unrelated party, and that Mr. Mayrhuber is not afforded any special benefits as a result of the Company's transactions with Lufthansa. See page 9 for additional information about the Board of Directors' determination that Mr. Mayrhuber is an independent director. The Financial/Audit Committee advises the Board of Directors regarding potential transactions between the Company and any of its directors or officers, and reviews them under a standard that the terms of any such transaction should be no less favorable to the Company than would be obtained from an unrelated party. The Finance/Audit Committee and the Board of Directors have not adopted specific procedures for such reviews and consider each transaction in light of the specific facts and circumstances presented.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934, which were furnished to the Company during or with respect to fiscal 2008 by persons who were, at any time during fiscal 2008, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock or Class A Common Stock, no such person failed to file on a timely basis any report required by such section during fiscal 2008.

                      SHAREHOLDER PROPOSALS AND NOMINATIONS

     Any shareholder who wishes to present a proposal for action at our next Annual Meeting of shareholders tentatively scheduled for March 26, 2010, or to nominate a director candidate for our Board of Directors, must submit such proposal or nomination in writing to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The proposal or nomination should comply with the time period and information requirements as set forth in our By-laws relating to shareholder business or shareholder nominations, respectively. Shareholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2010 Annual Meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Corporate Secretary at the herein above address no later than October 26, 2009.

                    COMMUNICATION WITH THE BOARD OF DIRECTORS

     Any shareholder or other interested party of the Company who wishes to communicate with the Board of Directors, a committee of the Board, the non-management directors as a group, the Presiding Director or any individual member of the Board, may send correspondence to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The Corporate Secretary will compile and submit on a periodic basis all shareholder and other interested parties' correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group, the Presiding Director or an individual Board member.

                      SHAREHOLDERS SHARING THE SAME ADDRESS

     We have adopted a procedure called "householding" in accordance with rules approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend mailings in any way. This procedure reduces our printing costs and mailing fees.

     If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder and you wish to receive a separate copy of the 2008 annual report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, or if you are sharing an address with another shareholder and are receiving multiple copies of annual reports or proxy statements and would like to request delivery of a single copy of annual reports or proxy statements, please call us at (954) 987-4000 or write to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

                            GENERAL AND OTHER MATTERS

     Neither HEICO nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the Annual Meeting, the persons whose names appear in the enclosed form of proxy will have the discretionary authority to vote the proxy in accordance with their judgment.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                           Laurans A. Mendelson
                                           Chairman of the Board, President
                                           and Chief Executive Officer

                                HEICO CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 27, 2009
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of HEICO CORPORATION hereby appoints Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if there personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at the Conrad Miami Hotel, Espirito Santo Plaza, 1395 Brickell Avenue, Miami, Florida, 33131 at 10:00 a.m. Eastern Daylight Time on March 27, 2009 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. Without limiting the generality of the foregoing, said attorneys and proxies are authorized to vote as indicated below.

1.  ELECTION OF DIRECTORS

     [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY
         (except as marked to the contrary)      to vote for all nominees listed
                                                 below

NOMINEES: 01 Samuel L. Higginbottom, 02 Mark H. Hildebrandt,
             03 Wolfgang Mayrhuber, 04 Eric A. Mendelson,
             05 Laurans A. Mendelson, 06 Victor H. Mendelson, 07 Albert Morrison, Jr., 08 Dr. Alan Schriesheim, 09 Frank J. Schwitter

INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided below.

           -----------------------------------------------------------

           (Continued, and to be dated and signed on the reverse side)

2. RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              [ ] FOR          [ ] AGAINST             [ ] ABSTAIN

3. In their discretion, upon such other matters which may properly come before the meeting or any adjournments

THIS PROXY WILL BE VOTED AS DIRECTED, BUT WHERE NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS AND FOR PROPOSAL 2.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING.

                  Dated:                       , 2009
                        ------------------------

                  Signature
                           ----------------------------------------------

                  Signature if held jointly
                                           ------------------------------

                  (Please sign exactly as name appears hereon. If Executor, Trustee, etc., give full title. If Stock is held in the name of more than one person, each should sign.)